UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 17, 2007

TEXAS INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-4887	75-0832210
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1341 West Mockingbird Lane Dallas, Texas	75247
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (972) 647-6700

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

          (d)          At its meeting on January 17, 2007, the Board of Directors of Texas Industries, Inc. (the “Company”) increased the size of the full Board of Directors (the “Board”) to nine directors, and elected Ronald G. Steinhart, age 66, as an independent director to a term of office that expires at the Company’s 2007 annual meeting of stockholders.  Mr. Steinhart will serve on the Audit Committee and Compensation Committee of the Board.  Mr. Steinhart was Chairman and Chief Executive Officer of the Commercial Banking Group of Bank One Corporation from December 1996 until his retirement in January 2000.  Prior thereto, he served in various executive positions, including as chief executive officer, of several banking institutions.  Mr. Steinhart is a director of United Auto Group, Inc. and Penson Worldwide, Inc. and a trustee of the MFS/Compass Group of mutual funds.

          A press release announcing the election of Mr. Steinhart as a director of the Company is attached hereto as exhibit 99.1.

          (e)          At its meeting on January 17, 2007, the Board approved a new employment agreement for Mel G. Brekhus, the President and Chief Executive Officer of the Company.  Upon execution of the new agreement, it replaced the existing employment agreement dated as of June 1, 2004 (as amended by Amendment No. 1 dated as of April 24, 2006), which was terminated except that any compensation earned and unpaid on the date of termination will be paid to Mr. Brekhus when due.  The new employment agreement dated as of January 19, 2007, provides for base annual salary of $600,000 and an initial stock option grant of 20,000 shares. Mr. Brekhus will also participate in our annual and three-year incentive compensation plans adopted from time to time by the Board of Directors for employees and key executives. The Board may increase Mr. Brekhus’ compensation from time to time in the event the Board shall deem it advisable to do so in order to fully compensate him for his services.  To the extent that Section 162(m) of the Internal Revenue Code of 1986, as amended, would limit the Company’s deduction of any portion of Mr. Brekhus’ base annual compensation and incentive compensation earned during any one fiscal year if it were paid to him, payment of such nondeductible portion of any incentive compensation, plus interest, shall be deferred until 15 days after the earlier of (i) the first time the deductibility of a payment of some or all of such deferred amount will not be limited by Section 162(m) (as reasonably determined by the Company), and  (ii) the date Mr. Brekhus’ employment with the Company is terminated.  Mr. Brekhus is subject to a covenant not to compete for two years after the termination of his employment.  However, if Mr. Brekhus’ employment is terminated following a change in control of the Company, Mr. Brekhus will not be subject to the non-competition provisions contained in his employment agreement or his executive financial security plan.

          A copy of the new employment agreement is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

          (d)      Exhibits

10.1	Employment Agreement dated as of January 19, 2007 between Mel G. Brekhus and Texas Industries, Inc.

99.1	Press Release dated January 17, 2007.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXAS INDUSTRIES, INC.

	By:	/s/ Frederick G. Anderson

Frederick G. Anderson
Vice President and General Counsel

Date: January 22, 2007